Exhibit 99.1

Dipexium Pharmaceuticals Reports 2015 Financial Results

-Management to Host Conference Call Today, March 23, 2016 at 8:30 a.m. ET-

NEW YORK, March 23, 2016 /PRNewswire/ — Dipexium Pharmaceuticals, Inc. (Nasdaq: DPRX), a late-stage pharmaceutical company focused on the development and commercialization of Locilex® (pexiganan cream 0.8%), a novel, broad spectrum, topical antimicrobial peptide, today announced operational and financial results for the year ended December 31, 2015.

“2015 was a significant year for Dipexium. We continued to advance Locilex through our OneStep-1 and OneStep-2 pivotal Phase III clinical trials for the treatment of patients with mild infections of diabetic foot ulcers (Mild DFI). The studies have been enrolling well, and we currently expect to complete these trials in the second quarter of 2016 and report top-line data in the third quarter of 2016. If successful, Locilex, has the potential to be the first product specifically approved in the U.S. for the treatment of patients with Mild DFI,” said David P. Luci, President and Chief Executive Officer of Dipexium. “In addition, we received formal regulatory advice from the European Medicines Agency (EMA) regarding Locilex’s regulatory pathway in the European Union (EU).  With the closing of our secondary public offering in June 2015, pursuant to which we raised $21.3 million of gross proceeds, we are well positioned to capitalize on the commercial potential of Locilex in the U.S. and in Europe.”

Mr. Luci continued, “As we draw closer to the completion of the OneStep clinical trials, we are keenly focused on increasing awareness of Dipexium and Locilex among key constituents while also raising awareness about the unmet need of patients with Mild DFI. To this end, we look forward to sponsoring two upcoming premier medical conferences focused on the diabetic foot, the Diabetic Limb Salvage conference in Washington, D.C. in late March and the 16th Malvern Diabetic Foot Conference in the United Kingdom in mid-May.”

Recent Highlights and Developments

•                  Clinical Development:  As of today, our pivotal Phase 3 clinical trials, OneStep-1 and OneStep-2, have both passed the 85% enrollment mark, with approximately the same number of patients enrolled in each trial. These trials target enrollment of 180 patients per trial, for a total of 360 patients. The OneStep pivotal Phase 3 clinical trials are designed to establish the clinical superiority and safety of topical Locilex plus standard local wound care as compared to placebo cream plus standard local wound care, in the treatment of Mild DFI.  We anticipate completing enrollment in these studies in the second quarter of 2016 and announcing top-line data in the third quarter of 2016.

•                  Microbiology:  In 2015, management finalized protocols for five new microbiology studies to be conducted in the first half of 2016. These microbiology studies are intended to strengthen our planned regulatory submissions with the U.S. Food and Drug Administration (FDA) and EMA and will provide supportive information for inclusion in the clinical and in vitro list for proposed drug labeling in the U.S. and Europe.

•                  Regulatory:

•                  Pediatric Waivers: In the first quarter of 2016, we received formal agreement from FDA and EMA with regard to the Company’s initial pediatric study plan, pursuant to which the regulatory authorities both agreed that pediatric studies are not required to be performed by the Company at this time.

•                  EU Regulatory Pathway:  In May 2015, the Company obtained formal scientific and regulatory advice from EMA’s Committee for Medicinal Products for Human Use (CHMP), regarding the requirements for obtaining a marketing authorization for Locilex in the EU.  On the basis of this formal advice, management believes the Company will be in position to submit our marketing authorization application to EMA in the first half of 2017 without being required to conduct additional clinical trials in Europe in support of our submission.

•                  Manufacturing:

•                  The Company’s manufacturer of the active pharmaceutical ingredient (API) has now completed the first of three validation lots of API that we will need for our planned submission of a new drug application amendment to FDA and marketing authorization application to EMA.  We are planning to initiate the manufacture of the two remaining validation lots per regulatory guidelines, and these tasks will be performed starting in the first half of 2016.

•                  We also have scaled up the size of our API lots and have successfully completed a scale-up of the first formulated batch of Locilex cream at the 140 kg size.  We are using this inventory in the OneStep Phase 3 trials.  This 140 kg batch size is also the size to be used for initial commercial-scale inventory for product market introduction.

•                  In addition, we have now successfully manufactured, and put on stability, a 2 g tube of Locilex to be used as physician samples to support market introduction.

•                  Financial Position:  In June 2015, we announced the closing of our secondary public offering of common stock, raising gross proceeds of $21.3 million. We believe this additional capital enables us to complete the OneStep pivotal Phase 3 clinical trials, potentially file our regulatory submissions for approval in the U.S. and EU, and to expand our development and commercialization efforts in Europe, Japan, and other areas of the world.

•                  Intellectual Property: In the first quarter of 2016, the Company announced the issuance of Locilex patents in Australia and New Zealand.  Management anticipates the issuance of additional international patents throughout 2016 and 2017.  These may include new international patents arising from ongoing prosecutions in Canada, China, Europe, Japan, Korea, Latin America and South America.

Financial Results

Cash Position:

Dipexium ended the year on December 31, 2015, with cash and short-term investments totaling $32.2 million compared to $27.0 million for the year ending December 31, 2014. The increase was primarily attributable to the net proceeds of $19.7 million from the Company’s common stock offering in June 2015. Net cash used in Operating Activities was $14.6 million for the year ended December 31, 2015 versus $11.3 million for the year ended December 31, 2014. The Company’s cash balance is currently anticipated to fund operations through 2017.

R&D Expenses:

Research and development expenses were $11.3 million for the year ended December 31, 2015 compared to $8.9 million for the year ended December 31, 2014. The increase is primarily due to the increased enrollment in Phase 3 clinical trials and the related trial expenses.

G&A Expenses:

General and administrative expenses were $7.5 million for the year ended December 31, 2015 compared to $4.7 million for the year ended December 31, 2014. The increase was primarily due to an increase of $1.9 million for non-cash stock based compensation related expenses, an increase of $0.3 million of increased compensation expenses due to a full twelve months of salary activity, an increase of $0.3 million in marketing expenses, and an increase of $0.3 million in legal, insurance, and office related expenses.

Net Income/Loss:

Dipexium reported a net loss of $18.7 million or $1.99 per diluted share for the year ended December 31, 2015 compared to a net loss of $13.6 million or $1.73 per diluted share for the year ended December 31, 2014.

Dipexium received gross proceeds of $21.3 million from its June 2015 common stock offering, with net proceeds of $19.7 million. The Company had 10,301,114 shares outstanding as of December 31, 2015.

Conference Call & Webcast Information

Dipexium will host a conference call today beginning at 8:30 a.m. Eastern Time, during which management will discuss Dipexium’s financial results and recent developments. Access to the live call is available by dialing 877-407-8012 (U.S. & Canada) or 412-902-1013 (international) five minutes prior to the start of the call. A live and archived audio webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at www.dipexiumpharmaceuticals.com, under the IR Calendar tab. The archived webcast will remain available on the Company’s website for 30 days following the call.

About Dipexium Pharmaceuticals

Dipexium Pharmaceuticals, Inc. (NASDAQ: DPRX) is a late-stage pharmaceutical company focused on the development and commercialization of Locilex® (pexiganan cream 0.8%), a novel, broad spectrum, topical antimicrobial peptide. Initially, Locilex is targeted for the treatment of mild infections of diabetic foot ulcers. Based on a compilation of available clinical and microbiology data, Locilex is also considered a promising product candidate to treat other mild and moderate skin and skin structure infections, including infected decubitus ulcers, infected burns, infected surgical wounds and nasal colonization of methicillin-resistant staphylococcus aureus (MRSA). For more information, visit www.dipexiumpharmaceuticals.com.

About Diabetic Limb Salvage Conference

In its 9th year, the Diabetic Limb Salvage Conference (www.dlsconference.com) is intended to better equip each member of the health care team with the education and resources needed to heal wounds and prevent amputations. It features a prominent multidisciplinary faculty that promotes the importance of every member of the team. The course is designed for health care practitioners of all specialties and promotes an evidence-based approach. The meeting format will include didactic lectures, hands-on workshops, specialty symposia, and live surgical case demonstrations for the purpose of providing a live interactive learning experience. This program has been planned, designed, and is intended for Diabetes & Wound Healing Specialists, including Vascular Surgeons, Orthopedic Surgeons, Podiatric Surgeons, Plastic Surgeons, Endocrinologists, Infectious Disease Specialists, Cardiovascular & Endovascular Specialists, Peripheral Nerve Specialists, and Nurse Practitioners, the entire team who work on the diabetic foot and limb salvage.

About Malvern Diabetic Foot Conference

The Malvern Diabetic Foot Conference (www.malverndiabeticfoot.org) is the longest standing international diabetic foot meeting, held biennially. The 2016 Conference will be the 16th meeting since its inception in 1986 and the event brings together experts on the diabetic foot from up to 30 countries, predominantly North America and Western Europe. This three day conference is designed to bring together physicians, surgeons, podiatrists, orthotists and nursing staff with a common interest in diabetic foot problems. It is anticipated that the conference will improve our understanding of this problem which represents one of the main causes for in-patient treatment amongst the diabetic population.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements relating to our anticipated clinical and regulatory development; European Development, I.V. formulation, cash position; cash flows; business strategies and initiatives; and other matters. We have based these forward-looking statements on the assumptions, expectations and projections about future events that we hold at the time the statements are made. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our beliefs at the time the statements are made.

We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, nor any other information provided in a conference call, webcast, news release, SEC filing or website.

DIPEXIUM PHARMACEUTICALS, INC.

BALANCE SHEETS

December 31, 2015 and 2014

	2015	2014
ASSETS

CURRENT ASSETS
Cash	$5,234,953	$27,040,325
Short-term Investments	26,977,362	—
Prepaid Expenses	146,145	120,128
TOTAL CURRENT ASSETS	32,358,460	27,160,453

OTHER ASSETS
Security Deposit	49,385	49,385
TOTAL OTHER ASSETS	49,385	49,385

TOTAL ASSETS	$32,407,845	$27,209,838

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$1,606,307	$1,260,598
TOTAL LIABILITIES	1,606,307	1,260,598

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock: $.001 par value, 30,000,000 shares authorized, 10,301,114 and 8,538,329 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	10,301	8,538
Additional paid-in capital	71,852,692	48,259,451
Accumulated deficit	(41,061,455)	(22,318,749)
TOTAL SHAREHOLDERS’ EQUITY	30,801,538	25,949,240

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,407,845	$27,209,838

DIPEXIUM PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2015 and 2014

	2015	2014
REVENUES	$—	$—

EXPENSES

OPERATING EXPENSES
Research and Development Expenses	11,286,236	8,898,280
Selling, General and Administrative Expenses	7,478,527	4,684,497

TOTAL OPERATING EXPENSES	18,764,763	13,582,777

LOSS FROM OPERATIONS	(18,764,763)	(13,582,777)

Interest Income	22,057	1,793

NET LOSS	$(18,742,706)	$(13,580,984)

LOSS PER SHARE
Basic and diluted net loss per common share	$(1.99)	$(1.73)

Weighted average common shares/units outstanding basic and diluted	9,432,705	7,850,350

Company Contacts:

David P. Luci
President & Chief Executive Officer
Dipexium Pharmaceuticals, Inc.
212-269-2834
info@dipexium.com

David Garrett
Vice President, Finance & Corporate Development
Dipexium Pharmaceuticals, Inc.
212-269-2834
info@dipexium.com

© 2016 Dipexium Pharmaceuticals, Inc.  All rights reserved.